Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-149827 and 333-137318) on Form S-8 of our report dated March 23, 2011, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Lpath, Inc. for the year ended December 31, 2010.

/s/ Moss Adams LLP

San Diego, California

March 23, 2011